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                                ARTICLES OF AMENDMENT

                                        TO THE

                    AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                          OF

                                 WASTE RECOVERY, INC.


Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

    FIRST:  The name of the corporation is WASTE RECOVERY, INC.

    SECOND: The following amendments to the Amended and Restated Articles of Incorporation of the corporation were adopted by the shareholders of the corporation on May 19, 1997:

    BE IT RESOLVED, that Section 12.1 of Article 12 of the Amended and Restated Articles of Incorporation of the corporation, be amended to read as follows:

    "Section 12.1. NUMBER AND TERMS OF OFFICE OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be shareholders of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The directors shall, except as otherwise provided under applicable provisions of the Texas Business Corporation Act for filling vacancies, be elected at each annual meeting of shareholders, and shall hold office until their respective successors are elected and qualified or until their earlier death, resignation or removal."

    BE IT RESOLVED, that Section 8.1 of Article 8 of the Amended and Restated Articles of Incorporation of the corporation, be amended to read as follows:

    "Section 8.1. INDEMNIFICATION. The Corporation shall indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding (as hereinafter defined) because the person (a) is or was a director or officer of the Corporation or (b) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent that a Corporation may grant

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    indemnification to a person serving in such capacity under the Texas
    Business Corporation Act, as the same exists or may hereafter be amended.

    Such right shall be a contract right and shall include the right to be paid by the Corporation for all expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Texas Business Corporation Act, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 90 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Texas Business Corporation Act, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, special legal counsel or shareholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including the Board of Directors or any committee thereof, special legal counsel or shareholders) that such indemnification or advancement is not permissible shall be a defense to the action or create any presumption that such indemnification or advancement is not permissible.

    The Corporation additionally may indemnify any person covered by the grant of mandatory indemnification contained above to such further extent as is permitted by law and may indemnify any other person to the fullest extent permitted by law.

    As used herein, the term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding."

    BE IT RESOLVED, that Section 13.1 of Article 13 of the Amended and Restated Articles of Incorporation of the corporation be eliminated and that Section 13.2 of the Amended and Restated Articles of Incorporation of the corporation be renumbered as Section 13.1.

    THIRD: The number of shares of the corporation outstanding at the time of the adoption of these three amendments was 17,442,621 shares of the corporation's common stock; and the number of shares entitled to vote thereon was 17,442,621.


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    FOURTH:  The number of shares voted for the amendment to Article 12 of the corporation's Amended and Restated Articles of Incorporation was 10,239,731 and the number of shares voted against such amendment was 272,962, and 66,120 shares abstained from voting on such proposal; the number of shares voted for the amendment to Article 8 of the corporation's Amended and Restated Articles of Incorporation was 12,417,741 and the number of shares voted against such amendment was 356,579, and 53,917 shares abstained from voting on such proposal; and the number of shares voted for the amendment to Article 13 of the corporation's Amended and Restated Articles of Incorporation was 10,166,567 and the number of shares voted against such amendment was 355,032, and 57,210 shares abstained from voting on such proposal.

    IN WITNESS WHEREOF, the undersigned officer of the corporation has executed the Articles of Amendment on behalf of the corporation this 12th day of June, 1997.


                                       WASTE RECOVERY, INC.


                                       By: /s/ THOMAS L. EARNSHAW
                                          ------------------------------------
                                       Printed Name: Thomas L. Earnshaw
                                       Title: President and Chief Executive
                                              Officer






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